Exhibit 4(d)

SUB-ADVISORY AGREEMENT

AGREEMENT dated as of October 19, 2012, between BlackRock Advisors, LLC, a Delaware limited liability company (“Adviser”), and BlackRock (Hong Kong) Limited, a corporation organized under the laws of Hong Kong (“Sub-Adviser”).

WHEREAS, Adviser has agreed to furnish investment advisory services to BlackRock Pacific Fund, Inc. (the “Fund”), an open-end, management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, Adviser wishes to retain Sub-Adviser to provide it with sub-advisory services as described below in connection with Adviser’s advisory activities on behalf of the Fund;

WHEREAS, the investment management agreement between Adviser and the Fund dated September 29, 2006 (such Agreement or the most recent successor agreement between such parties relating to advisory services to the Fund is referred to herein as the “Advisory Agreement”) contemplates that Adviser may appoint a sub-advisor to perform investment advisory services with respect to the Fund;

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and Sub-Adviser is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.    Appointment.    Adviser hereby appoints Sub-Adviser to act as sub-advisor with respect to the Fund as provided in Section 6 of the Advisory Agreement. Sub-Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

2.    Services of Sub-Adviser.    Subject to the succeeding provisions of this section and the oversight and supervision of Adviser and the Fund’s Board of Directors, Sub-Adviser will perform certain of the day-to-day operations of the Fund which may include one or more of the following services: (i) act as investment advisor for and manage the investment and reinvestment of those assets of the Fund as Adviser may from time to time request and in connection therewith have complete discretion in purchasing and selling such securities and other assets for the Fund and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Fund; (ii) provide investment research and credit analysis concerning the Fund’s fixed-income investments; (iii) assist Adviser in determining what portion of the Fund’s assets will be invested in cash and cash equivalents and money market instruments; (iv) place orders for all purchases and sales of fixed-income investments, other than short-term cash equivalents made for the Fund; and (v) maintain the books and records as are required to support Fund operations (in conjunction with record-keeping and accounting functions performed by Adviser). At the request of Adviser, Sub-Adviser will also, subject to the oversight and supervision of Adviser and the Fund’s Board of

Directors, provide to Adviser or the Fund any of the facilities and equipment and perform any of the services described in Sections 2 and 3 of the Advisory Agreement. In addition, Sub-Adviser will keep the Fund and Adviser informed of developments materially affecting the Fund and shall, on its own initiative, furnish to the Fund from time to time whatever information Sub-Adviser believes appropriate for this purpose. Sub-Adviser will periodically communicate to Adviser, at such times as Adviser may direct, information concerning the purchase and sale of securities for the Fund, including (i) the name of the issuer, (ii) the amount of the purchase or sale, (iii) the name of the broker or dealer, if any, through which the purchase or sale will be effected, (iv) the CUSIP number of the instrument, if any, and (v) such other information as Adviser may reasonably require for purposes of fulfilling its obligations to the Fund under the Advisory Agreement. Sub-Adviser will provide the services rendered by it under this Agreement in accordance with the Fund’s investment objective, policies and restrictions as stated in the Fund’s prospectuses and statements of additional information (as currently in effect and as they may be amended or supplemented from time to time), and the resolutions of the Fund’s Board of Directors.

3.    Other Sub-Adviser Covenants.    Sub-Adviser further agrees that it:

(a) will comply with (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended and all applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), (ii) any other applicable provision of law and (iii) the provisions of this Agreement, the Declaration of Trust and the Amended and Restated By-Laws of the Fund as such are amended from time to time;

(b) will place orders either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, Sub-Adviser will attempt to obtain the best price and the most favorable execution of its orders. In placing orders, Sub-Adviser will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, Sub-Adviser may, subject to the approval of the Fund’s Board of Directors, select brokers on the basis of the research, statistical and pricing services they provide to the Fund and other clients of Adviser or Sub-Adviser. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by Sub-Adviser hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that Sub-Adviser determines in good faith that such commission is reasonable in terms of either the transaction or the overall responsibility of Adviser and Sub-Adviser to the Fund and their other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long-term. In no instance, however, will the Fund’s securities be purchased from or sold to Adviser, Sub-Adviser, the Fund’s distributor or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law. It is understood that Sub-Adviser may utilize affiliates in connection with the placement of orders with issuers and brokers or dealers, but such use of affiliates shall not affect the responsibility of Sub-Adviser to Adviser for such activities. Subject to the foregoing and the provisions of the 1940 Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, Sub-Adviser may select brokers and dealers with which it or the Fund is affiliated;

(c) will maintain or cause Adviser to maintain books and records with respect to the Fund’s securities transactions and will furnish Adviser and the Fund’s Board of Directors periodic and special reports as they may request;

(d) will maintain a policy and practice of conducting its investment advisory services hereunder independently of the commercial banking operations of its affiliates. When Sub-Adviser makes investment recommendations for the Fund, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for the Fund’s account are customers of the commercial departments of its affiliates. In dealing with commercial customers of its affiliates, Sub-Adviser will not inquire or take into consideration whether securities of those customers are held by the Fund; and

(e) will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund, any of the Fund’s prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

4.    Services Not Exclusive.    Sub-Adviser’s services hereunder are not deemed to be exclusive, and Sub-Adviser shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

5.    Books and Records.    In compliance with the requirements of Rule 31a-3 under the 1940 Act, Sub-Adviser hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any such records upon the Fund’s request. Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

6.    Expenses.    During the term of this Agreement, Sub-Adviser will bear all costs and expenses of its employees and any overhead incurred by Sub-Adviser in connection with its duties hereunder; provided that the Board of Directors of the Fund may approve reimbursement to Sub-Adviser of the pro rata portion of the salaries, bonuses, health insurance, retirement benefits and all similar employment costs for the time spent on Fund operations (including, without limitation, compliance matters) (other than the provision of investment advice required to be provided hereunder) of all personnel employed by Sub-Adviser who devote substantial time to Fund operations or the operations of other investment companies advised or sub-advised by Sub-Adviser.

7.    Compensation.    For the services provided and the expenses assumed pursuant to this Agreement, Adviser will pay to Sub-Adviser a fee, computed daily and payable monthly, at the annual rates set forth on Schedule A attached hereto. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.

For purposes of the fee rates set forth on Schedule A, the net assets of the Fund shall be calculated pursuant to the procedures adopted by resolutions of the Fund’s Board of Directors for calculating the value of the Fund’s assets or delegating such calculations to third parties.

If Adviser waives any or all of its advisory fee payable under the Advisory Agreement, or reimburses the Fund pursuant to Section 8 of that Agreement, Sub-Adviser will bear its share of the amount of such waiver or reimbursement by waiving fees otherwise payable to it hereunder on a proportionate basis to be determined by comparing the aggregate fees that would otherwise be paid to it hereunder to the aggregate fees that would otherwise be paid by the Fund to Adviser under the Advisory Agreement. Adviser shall inform Sub-Adviser prior to waiving any advisory fees.

8.    Indemnity.

(a) The Fund may, in the discretion of the Board of Directors of the Fund, indemnify the Sub-Adviser, and each of the Sub-Adviser’s directors, officers, employees, agents, associates and controlling persons and the directors, partners, members. officers, employees and agents thereof (including any individual who serves at the Sub-Adviser’s request as director, officer, partner, member, trustee or the like of another entity) (each such person being an “Indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable state law) reasonably incurred by such Indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which such Indemnitee may be or may have been involved as a party or otherwise or with which such Indemnitee may be or may have been threatened, while acting in any capacity set forth herein or thereafter by reason of such Indemnitee having acted in any such capacity, except with respect to any matter as to which such Indemnitee shall have been adjudicated not to have acted in good faith in the reasonable belief that such Indemnitee’s action was in the best interest of the Fund and furthermore, in the case of any criminal proceeding, so long as such Indemnitee had no reasonable cause to believe that the conduct was unlawful; provided, however, that (1) no Indemnitee shall be indemnified hereunder against any liability to the Fund or its shareholders or any expense of such Indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence or (iv) reckless disregard of the duties involved in the conduct of such Indemnitee’s position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as “disabling conduct”), (2) as to any matter disposed of by settlement or a compromise payment by such Indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Fund and that such Indemnitee appears to have acted in good faith in the reasonable belief that such Indemnitee’s action was in the best interest of the Fund and did not involve disabling conduct by such Indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnitee was authorized by a majority of the full Board of Directors of the Fund.

(b) The Fund shall make advance payments in connection with the expenses of defending any action with respect to which indemnification !night be sought hereunder if the Fund receives a written affirmation of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Fund unless it is subsequently determined that such Indemnitee is entitled to such indemnification and if the Directors of the Fund determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the Indemnitee shall provide a security for such Indemnitee’s undertaking, (B) the Fund shall be insured against losses arising by reason of any unlawful advance, or (C) a majority of a quorum consisting of Directors of the Fund who are neither “interested persons” of the Fund (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding (“Disinterested Non-Party Directors’’) or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnitee ultimately will be found entitled to indemnification.

(c) All determinations with respect to the standards for indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such Indemnitee is not liable by reason of disabling conduct, or (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-Party Directors of the Fund, or (ii) if such a quorum is not obtainable or even, if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion. All determinations that advance payments in connection with the expense of defending any proceeding shall be authorized shall be made in accordance with the immediately preceding clause (2) above.

The rights accruing to any Indemnitee under these provisions shall not exclude any other right to which such Indemnitee may be lawfully entitled.

9.    Limitation of Liability.    Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by Adviser or by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

10.    Duration and Termination.    This Agreement will become effective as of the date hereof and, unless sooner terminated as provided herein, shall continue in effect for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect for successive periods of 12 months, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Fund’s Board of Directors who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Fund’s Board of Directors or by a vote of a majority of the outstanding voting securities of the Fund. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Fund (by vote of the Fund’s Board of Directors or by vote of a majority of the outstanding voting securities of the Fund), or by Adviser or Sub-Adviser on sixty days’ written notice, and will terminate automatically upon any termination of the Advisory Agreement between the Fund and

Adviser. This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings as such terms in the 1940 Act.)

11.    Notices.    Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

12.    Amendment of this Agreement.    No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act.

13.    Miscellaneous.    The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

14.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

15.    Counterparts.    This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

BLACKROCK ADVISORS, LLC

By:	/s/ Neal J. Andrews
Name:	Neal J. Andrews
Title:	Managing Director

BLACKROCK (HONG KONG) LIMITED

By:	/s/ Graham Turl
Name:	Graham Turl
Title:	Managing Director

By:	/s/ Peter Swarbreck
Name:	Peter Swarbreck
Title:	Managing Director

AGREED AND ACCEPTED

as of the date first set forth above

BLACKROCK PACIFIC FUND, INC.

By:	/s/ John Perlowski
Name:	John Perlowski
Title:	President and Chief Executive Officer

Schedule A

Sub-Investment Advisory Fee

Pursuant to Section 7, for that portion of the Fund for which the Sub-Adviser acts as sub-advisor, Adviser shall pay a fee to Sub-Adviser equal to fifty-one percent (51%) of the advisory fee received by the Adviser from the Fund with respect to such portion, net of: (i) expense waivers and reimbursements, (ii) expenses relating to distribution and sales support activities borne by the Adviser, and (iii) administrative, networking, recordkeeping, sub-transfer agency and shareholder services expenses borne by the Adviser.

Schedule A-1